Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cipher Mining Inc. on Form S-3 of our report dated February 25, 2025 with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, and our report dated February 25, 2025 with respect to our audit of internal control over financial reporting of Cipher Mining Inc. as of December 31, 2024 appearing in the Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

We also consent to the incorporation by reference in this Registration Statement of Cipher Mining Inc. on Form S-3 of our report dated March 5, 2024 with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2023.

Our report dated March 5, 2024 on the consolidated financial statements of Cipher Mining Inc. as of and for the years ended December 31, 2023 and 2022, refers to a change in the method of accounting for digital assets during the year ended December 31, 2023 by early adopting ASU 2023-08, Intangibles – Goodwill and Other – Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets, effective January 1, 2023 using the modified retrospective method.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

March 3, 2025